Exhibit 10.1

EAGLE MATERIALS INC.

Non-Employee Directors — Compensation Summary

Effective August 2013 to July 2014

On an annual basis, each non-employee director of Eagle Materials Inc. (the “Company”) may select one of the following compensation packages for his or her performance of director services during the next 12 months:

(1)	total annual compensation valued at $150,000, of which $75,000 is paid in cash and the remainder is provided in the form of an equity grant valued at $75,000; or

(2)	an equity grant valued at $170,000.

The grant date value of the equity grant under either alternative is allocated between options to purchase common stock of the Company, par value $0.01 (“Common Stock”), and restricted shares of Common Stock, in a ratio determined by the Board of Directors (based upon the recommendation of the Compensation Committee) with respect to each non-employee director.

In accordance with the terms of the Eagle Materials Inc. Amended and Restated Incentive Plan, the exercise price of the stock options is set at the closing price of the Common Stock on the New York Stock Exchange on the date of grant. The number of option shares granted is determined as of the date of the grant by using the Black-Scholes method. All options are fully exercisable when granted and have a ten-year term.

The restricted shares are earned on the date of grant; however, the shares will not become fully vested (unrestricted) until the recipient’s retirement from the Board. During the restriction period the director will have the right to vote the shares. In addition, the director will also be entitled to cash dividends as and when the Company issues a cash dividend on the Common Stock. Notwithstanding the above, the restricted shares issued to Mr. Hirsch do not have voting rights and are not entitled to cash dividends, but rather to a dividend-equivalent payment.

Non-employee directors who chair committees of the Board of Directors receive additional annual compensation. The Governance Committee Chair receives a fee of $10,000 per year. The chairs of the Audit Committee and the Compensation Committee each receive a fee of $15,000 per year. The Chairman of the Board of Directors receives a fee of $50,000 per year. Chairpersons who elect to receive all Board compensation in the form of equity will receive this additional compensation in the form of equity, in which case a 26.67% premium is added to such fees when valuing the equity to be received by such chairperson.

If non-employee directors hold unvested restricted stock units (“RSUs”) granted as part of director compensation in prior fiscal years (which currently includes Messrs. Barnett, Hirsch and Nicolais), these directors will receive dividend equivalent units as and when the Company issues a cash dividend on the Common Stock, in accordance with the terms of the RSUs.

All directors are reimbursed for reasonable expenses of attending meetings.